EXHIBIT 99A

Media:
Rodrigo Sierra
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release

January 24, 2003

Peoples Energy Reports First Quarter Results

CHICAGO - Peoples Energy (NYSE: PGL) today reported results for the fiscal 2003 first quarter ended December 31, 2002 that were essentially unchanged from the same period a year ago. First quarter net income was $31.0 million or $0.87 per diluted share compared with $31.0 million or $0.87 per diluted share last year. Operating and equity investment income totaled $60.3 million for the first quarter, versus $60.8 million reported for the prior year.

"First quarter results exceeded our expectations," said Thomas M. Patrick, chairman, president and CEO. "Our core gas distribution business benefited from a return to more normal weather, although that improvement was overshadowed by a significant reduction in pension credits, as anticipated, and an increase in the provision for uncollectibles. Meanwhile, all of our diversified energy businesses posted strong results, and we expanded the production base and earnings potential of our oil and gas production unit with the purchase in November of additional gas reserves in Texas."

The following discussion summarizes first quarter operating results for Peoples Energy's business segments:

	Three Months Ended December 31,
Operating & Equity Investment Income ($ millions)	2002	2001
Gas Distribution	$58.3	$68.4
Diversified Energy Businesses	8.5	2.5
Corporate	(6.5)	(10.1)
Total Operating & Equity Investment Income	$60.3	$60.8

Gas Distribution. Operating income was $58.3 million for the first quarter ended December 31, 2002, compared to $68.4 million in the year-ago quarter. Quarterly results benefited from weather that was 3.4% or 77 heating degree days colder than normal and 26.5% or 494 heating degree days colder than the same period a year ago. However, the positive impact of colder weather ($12.0 million) was more than offset by a number of factors, the most significant being a $14.0 million reduction in first quarter pension credits. The decrease in pension credits was expected due primarily to the inclusion in the year-ago first quarter of a $6.7 million credit associated with a special retirement program, as well as the ongoing effects of both lower pension plan returns and falling interest rates. As previously announced, fiscal 2003 pension credits will decline $20.0 to $25.0 million compared to fiscal 2002 with about two-thirds of this decrease occurring in the current first quarter. Higher bad debt expense also contributed to the quarter-to-quarter decline in operating income in the current period.

The provision for uncollectible accounts increased $7.3 million compared with last year's first quarter. About $3.0 million of the increase relates to higher than expected first quarter net write offs, principally of older outstanding receivables related to the winter of fiscal 2001 and a large first quarter bankruptcy. In addition, the provision rate for uncollectibles at Peoples Gas was increased from 2.0% of revenues to approximately 2.5% in order to conservatively manage the possible impact on future collections of higher customer bills resulting from colder weather and higher natural gas costs.

Power Generation. Operating and equity investment loss was $1.2 million for the first quarter ended December 31, 2002, compared to a $2.8 million loss in the year-ago first quarter. The improvement was primarily due to equity investment income generated from the Southeast Chicago Energy Project (SCEP), a 350-megawatt plant owned in partnership with Exelon, which began commercial operations in July of 2002. Reflecting differences in contract provisions, SCEP capacity revenues are recognized evenly across the fiscal year while most of the capacity revenues from the company's larger Elwood facility are recognized in the June to September period, resulting in operating losses for the segment during the first two fiscal quarters.

Midstream Services. Operating and equity investment income was $2.6 million for the quarter ended December 31, 2002, compared to $2.3 million in the year-ago first quarter. The improvement primarily reflects losses incurred in the year-ago first quarter associated with enovate, LLC, which ceased operations in the second quarter of last year. Hub contributions for the first quarter totaled almost $2.0 million, a decrease of $1.0 million from the prior year period, which was in line with expectations.

Retail Energy Services. Operating income rose to $2.1 million compared with $1.4 million in the previous year's first quarter due mainly to lower operating costs.

Oil and Gas Production. Operating and equity investment income increased $3.1 million to $4.9 million compared to $1.8 million in the previous year's first quarter. Two primary factors contributed to the improved results - higher realized gas prices and higher production volumes. The higher volumes resulted from the acquisition in November of five properties from a subsidiary of Magnum Hunter Resources Inc. as well as the impact of the company's ongoing drilling program. Realized natural gas prices improved 16% to $3.61 per Mcf compared with $3.10 per Mcf in the year-ago first quarter. First quarter gas production increased 28% to 59.7 MMcf per day compared with 46.8 MMcf per day for the same period last year. Oil production was flat compared to the year-ago quarter at 1.2 MBbls per day. The properties acquired during the first quarter added 7.4 MMcf per day of gas production for the quarter with the remaining 5.5 MMcf per day of the increase coming from the company's ongoing drilling and workover programs and the East White Point acquisition closed in 2002. Results from the segment's equity investment, which is in the process of being liquidated, also improved for the quarter.

Other

Corporate support expenses declined $3.6 million to $6.5 million compared to the year-ago first quarter as a result of reduced outside services expenses and lower compensation costs. Other income decreased $1.4 million mainly due to lower interest income while interest expense declined $3.1 million due to lower short-term interest rates and reduced average borrowings outstanding.

Financial

At December 31, 2002, total debt was 56% of total debt plus equity, unchanged as compared with the end of last year's first quarter, reflecting the seasonal peak in working capital requirements at the utilities. For the twelve months ended December 31, 2002, the ratio of funds from operations to interest coverage was 4.8X compared with 4.1X for the period ending December 31, 2001.

In December the company declared a quarterly common stock dividend of $0.52 per share, a continuation of the annual dividend rate of $2.08 per share announced in February of 2002.

Outlook

"Assuming normal weather for the remainder of the year, we continue to estimate that fiscal 2003 earnings will be in the range of $2.70 to $2.80 per diluted share," said Patrick. "Colder weather than last year should benefit gas distribution, but this improvement is expected to be offset by a previously disclosed reduction of $0.35 to $0.40 per share in pension credits for the full fiscal year, and higher bad debt expense. Early results from our diversified energy businesses are encouraging, particularly in the oil and gas segment, where strong prices and the first quarter acquisition of additional reserves are expected to significantly boost year-over-year operating income for the segment."

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal year 2003. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila's financial ability to perform under its power sales tolling agreements with Elwood; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended December 31,
(In Thousands, except per-share amounts)	2002	2001

Total Operating Revenues	$549,111	$377,548

Operating Income	$60,571	$64,348

Equity Investment Income (Loss)	($253)	($3,509)

Operating and Equity Investment Income	$60,318	$60,839

Net Income	$31,001	$31,021

Earnings Per Share	$0.87	$0.88

Diluted Earnings Per Share	$0.87	$0.87

Basic Average Shares Outstanding	35,535	35,434

Dilutive Average Shares Outstanding	35,582	35,485

Common Stock Data
	December 31,
	2002	2001
Annualized dividend rate	$2.08	$2.04
Dividend yield (per cent)	5.4%	5.4%
Book value per share	$22.91	$22.82
Market price	$38.65	$37.93
Market price as a per cent of book value	169%	166%

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended
	December 31,
	2002	2001

Gas Distribution Deliveries (MDth)
Sales- Residential
- Heating	39,229	31,839
- Non-heating	927	1,059
- Commercial	6,408	4,790
- Industrial	1,304	966
Transportation	27,146	23,882
Total Gas Distribution Deliveries	75,014	62,536

Weather
Degree Days - actual	2,356	1,862
Per cent colder (warmer) than normal	3.4%	(18.3%)

Number of Gas Distribution Customers (average)
Sales- Residential
- Heating	728,135	738,606
- Non-heating	165,628	175,563
- Commercial	44,141	43,074
- Industrial	2,891	2,822
Transportation	27,136	21,588
Total Gas Distribution Customers	967,931	981,653

Retail Energy Gas and Electric Customers (at December 31)	12,460	14,018

Employees (at December 31)
Gas Distribution	2,301	2,387
Diversified Businesses	119	105
Peoples Energy Corporate	29	29
Total Employees	2,449	2,521

Megawatt Capacity (at December 31)	805	675

Oil and Gas Production
Average daily production:
Gas (MMCFD)	59.7	46.8
Oil (MBD)	1.2	1.2
Gas equivalent (MMCFED)	67.2	53.9

Average NYMEX index price:
Gas ($/MMBTU)	$ 3.99	$ 2.43
Oil ($/BBL)	$ 28.15	$ 20.43

Average hedge price:
Gas ($/MMBTU)	$ 3.62	$ 3.39
Oil ($/BBL)	$ 19.74	$ 20.14

Percentage hedged:
Gas	71%	80%
Oil	68%	65%

Net realized price:
Gas ($/MCF)	$ 3.61	$ 3.10
Oil ($/BBL)	$ 20.57	$ 22.36
Equivalent ($/MCFE)	$ 3.59	$ 3.19

Peoples Energy Corporation		Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	December 31,
(In Thousands, except per-share amounts)	2002	2001

Operating Revenues	$ 549,111	$ 377,548
Operating Expenses:
Cost of energy sold	329,505	186,503
Operation and maintenance	87,914	66,171
Depreciation, depletion and amortization	27,464	24,504
Taxes - Other than income taxes	43,657	36,022

Total Operating Expenses	488,540	313,200

Operating Income	60,571	64,348

Equity Investment Income (Loss)	(253)	(3,509)

Total Operating and Equity Investment Income	60,318	60,839

Other Income, Net	716	2,106

Interest Expense	12,862	15,976

Earnings Before Income Taxes	48,172	46,969

Income Taxes	17,171	15,948

Net Income	$ 31,001	$ 31,021

Average Shares of Common Stock Outstanding
Basic	35,535	35,434
Diluted	35,582	35,485
Earnings Per Share of Common Stock
Basic	$ 0.87	$ 0.88
Diluted	$ 0.87	$ 0.87

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In Thousands)	2002	2001

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,848,631	$ 2,714,744
Less - Accumulated depreciation and depletion	1,045,963	969,988
Net property, plant and equipment	1,802,668	1,744,756
Investments in equity investees	149,993	102,965
Other investments	22,681	25,644

Total Capital Investments - Net	1,975,342	1,873,365

Customer Accounts Receivable - net of reserves	350,026	336,461
Other Current Assets	231,288	223,809
Other Assets	398,031	322,239

Total Assets	$ 2,954,687	$ 2,755,874

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 304,565	$ 300,019
Capital in excess of par value of stock	28	15
Retained earnings	534,886	519,532
Treasury stock	(6,760)	(6,793)
Accumulated other comprehensive income	(17,920)	(3,936)

Total Common Stockholders' Equity	814,799	808,837
Long-Term Debt	529,345	644,023

Total Capitalization	1,344,144	1,452,860

Current Liabilities
Commercial paper	229,590	174,610
Current maturities of long-term debt	90,000	-
Short-term debt	202,000	202,000
Other	476,296	419,053
Total Current Liabilities	997,886	795,663

Deferred Credits and Other Liabilities	612,657	507,351

Total Capitalization and Liabilities	$ 2,954,687	$ 2,755,874

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended December 31, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$415,751	$-	$60,769	$54,673	$22,194	$43	$(4,319)	$549,111
Depreciation, depletion and amortization	16,507	32	106	417	10,376	3	23	27,464
Operating Income (Loss)	58,292	(1,098)	2,564	2,102	5,498	(300)	(6,487)	60,571
Equity Investment Income (Loss)	-	(63)	-	-	(626)	436	-	(253)
Operating and Equity Investment Income (Loss)	$58,292	$(1,161)	$2,564	$2,102	$4,872	$136	$(6,487)	$60,318

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended December 31, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$290,733	$ -	$23,214	$50,249	$15,824	$10	$(2,482)	$377,548
Depreciation, depletion and amortization	16,891	28	237	409	6,905	11	23	24,504
Operating Income (Loss)	68,449	(1,215)	2,820	1,402	3,279	(328)	(10,059)	64,348
Equity Investment Income (Loss)	-	(1,616)	(502)	-	(1,523)	132	-	(3,509)
Operating and Equity Investment Income (Loss)	$68,449	$(2,831)	$2,318	$1,402	$1,756	$(196)	$(10,059)	$60,839